SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
EXCHANGE ACT OF 1934

(Amendment No.     )

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TRYCERA FINANCIAL, INC.
(Name of Registrant as Specified in Its Charter)

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Trycera Financial, Inc.
1656 Reunion Avenue
Suite 250
South Jordan, Utah 84095

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION STATEMENT

This information statement is being furnished in connection with action taken by shareholders holding a majority of the voting power of our Company.  On September 11, 2009, shareholders owning or holding proxies to vote 5,050,665 shares, or approximately 52% of the total outstanding shares on such date, approved the following:
•	An amendment to our articles of incorporation to increase the authorized number of common shares from 100,000,000 to 2,000,000,000; and
•	An amendment to our 2004 Stock Option/Stock Issuance Plan to increase the number of shares authorized under the plan from 10,000,000 to 250,000,000.
The amendment to the articles of incorporation and the amendment to the plan will be effective twenty days following the mailing of this information statement.

There will not be a meeting of shareholders and none is required under Nevada General Corporation Law when an action has been approved by written consent of the holders of a majority of the outstanding shares of our Common Stock.

This information statement is first being mailed on or about September 28, 2009, to the holders of our outstanding Common Stock as of September 11, 2009, the date the shareholder written consents were signed and delivered to us.

Throughout this Information Statement, unless otherwise designated, the terms “we,” “us,” “our,” “the Company,” “our Company,” and “Trycera” refer to Trycera Financial, Inc., a Nevada corporation.   The term “Common Stock” refers to the Common Stock of the Company, par value $0.001.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

At September 11, 2009, we had 9,679,302 shares of our Common Stock outstanding.  Holders of the Common Stock are entitled to cast one vote for each share of Common Stock then registered in such holder’s name.

The following table sets forth certain information from reports filed by the named parties, or furnished by current management, concerning the ownership of our Common Stock as of September 11, 2009, of (i) each person who is known to us to be the beneficial owner of more than 5 percent of our Common Stock; (ii) all directors and executive officers; and (iii) our directors and executive officers as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Class(2)
Ronald N. Vance 1656 Reunion Ave., Suite 250 South Jordan, UT 84095	4,335,585	(3)	44.7%
Ray A. Smith 1317 S. Westgate Ave, Suite 205 Los Angeles, CA 90025	0		--

Bryan Kenyon 2560 E. Chapman Ave Suite 404 Orange, CA. 92689	715,080	(4)	7.4%
Executive Officers and Directors as a Group (3 Person)	5,050,665		52.1
Alan S. Knitowski 2560 E. Chapman Ave Suite 404 Orange, CA. 92689	729,802	(5)	7.5%
Luan Dang 2560 E. Chapman Ave Suite 404 Orange, CA. 92689	3,789,500	(6)	36.3%
Matthew S. Kerper 1360 Bonham Parkway Lantana, TX 76226	992,085		10.3%
(1)  This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission.  Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or exercisable within 60 days of the date of this table.  As of the date of this table, there are no outstanding options or warrants.
(2)  Applicable percentages are based on 9,679,302 shares of our Common Stock outstanding on September 11, 2009.
(3)  Includes 4,250,585 shares for which Mr. Vance holds proxies.  Of these proxy shares, 67,500 are beneficially owned by Alan S. Knitowski, 2,430,000 are beneficially owned by Luan Dang, and 992,085 are beneficially owned by Matthew S. Kerper.
(4)  Includes 190,000 shares owned by a family trust and 80 shares owned with his wife.
(5)  Consists of 67,500 shares owned by Mr. Knitowski’s IRA, 140,000 shares and 70,000 warrants owned by Curo Capital, LLC, an entity controlled jointly by Mr. Knitowski and Mr. Dang, and 452,302 shares owned by Trymetris Capital Fund I, LLC, an entity managed by Curo Capital, LLC.
(6)  Includes 1,710,000 shares owned by Sagoso Capital, LLC, an entity controlled by Mr. Dang, 140,000 shares and 70,000 warrants owned by Curo Capital, LLC, an entity controlled jointly by Mr. Dang and Mr. Knitowski, 85,000 shares owned by a trust for the children of Mr. Knitowski for which Mr. Dang is trustee, and 452,302 shares owned by Trymetris Capital Fund I, LLC, an entity managed by Curo Capital, LLC.  Also includes 697,500 shares issuable upon exercise of warrants.

Prior Change of Control

On January 22, 2009, Mr. Vance accepted appointment as a director and as the President, Chief Executive Officer, Secretary, and Treasurer of Trycera.  Effective January 22, 2009, Mr. Knitowski resigned as a director and as Chairman of the Company, and Mr. Dang resigned as a director.  Mr. Vance became the sole officer and director of the Company.  Messrs Knitowski and Dang also granted Mr. Vance proxies to vote the shares beneficially owned by them and by certain affiliated or associated entities and individuals.  Mr. Vance also received a proxy to vote shares held by Matthew Kerper, the former President of the Company.  As a result, Mr. Vance received proxies to vote 4,250,585 shares and directly owned 85,000 shares, which in the aggregate represent 4,335,585 shares beneficially owned by Mr. Vance and which further represented approximately 44.7% of the voting control of the Company.  As a result of this transaction, Mr. Vance assumed control of the Company from Messrs Knitowski and Dang.

Mr. Vance agreed to assume control of the Company to assist in the settlement of outstanding liabilities and to seek a new operating business.  Prior to this change of control the Company essentially ceased its business operations and may be deemed a shell company as defined in Rule 405 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act by virtue of its nominal operations.  As a condition to the change of control, former management agreed to provide proxies to vote the stock beneficially owned by them or their related entities and associated parties.  They also agreed to settle certain debt owed by the Company to them and their affiliated entities, including all outstanding 10% Senior Secured Promissory Notes, and to cancel any outstanding Common Stock purchase options held by them.  They further agreed to cancel any outstanding contracts or agreements between them, or entities controlled by them, and the Company.  Also, they agreed, if requested as a condition of the acquisition of a new operating business, that they would cancel any warrants held by them or any related entity.  Finally, Mr. Dang agreed to act as an advisor to the Board to review any proposed acquisition transaction.  Mr. Vance agreed, subject to his fiduciary duty as a director, not to finalize any such acquisition transaction if in the good faith opinion of Mr. Dang, the transaction would not be in the best interests of the Company.

Each of the proxies granted to Mr. Vance is irrevocable and will expire either on December 31, 2009, the date Mr. Vance resigns as a director, or the date upon which Mr. Vance ceases to control the Company, whichever first occurs.  Sale or transfer of the shares is conditioned upon the purchaser or transferee agreeing in writing to be bound by the terms of the proxy.  Mr. Vance, acting as proxy, may vote the shares at any meeting of the shareholders or may execute any written consent evidencing action by the shareholders.  The proxies are not limited in the matters upon which the shares may be voted.

On or about January 2, 2007, the Company entered into an agreement with Curo Capital, LLC (“Curo Capital”), an entity controlled jointly by Mr. Knitowski and Mr. Dang, (the “Curo Capital Agreement”) whereby the Company agreed to pay $1,000 per month towards the Company’s office lease activities associated with the office of the Chairman.  Pursuant to the terms of the Curo Capital Agreement, the Company owed approximately $12,000 to Curo Capital as of January 22, 2009.  Also, on or about January 3, 2006, the Company entered into an agreement with Ecewa Capital Group, LLC (“Ecewa Capital”), an entity controlled by Mr. Knitowski (the “Ecewa Capital Agreement”) whereby Ecewa Capital provided certain consulting services to the Company.  Pursuant to the terms of the Ecewa Capital Agreement, the Company owed approximately $60,000 to Ecewa Capital at January 22, 2009.  In a settlement agreement dated January 22, 2009, Curo Capital agreed to settle all amounts owed to it under the Curo Capital Agreement for $4,000, and Ecewa Capital agreed to settle all amounts owed to it under the Ecewa Capital Agreement for $20,000.  Payment of the settlement amounts is due prior to December 31, 2009, or upon closing of a corporate transaction, whichever shall first occur.  If the Company fails to pay the settlement amounts, Curo Capital and Ecewa will have the option to rescind the settlement agreement.  The Curo Capital Agreement and the Ecewa Capital Agreement were also cancelled effective December 31, 2008.

The Company had previously agreed to reimburse Mr. Dang for the cost of health insurance during the period he served as a director of the Company.  At the time of his resignation on January 22, 2009, the Company owed approximately $14,950.83 to Mr. Dang for these health insurance costs (the “Health Insurance Payable”).  On or about May 14, 2008, Sagoso Capital (“Sagoso”), a company controlled by Mr. Dang, loaned $5,000 to the Company and the Company issued a 10% Senior Promissory Note representing the loan (the “Sagoso Note”) which was due and payable upon a change of control of the Company.  On or about December 29, 2008, Sagoso Capital acquired the 10% Senior Promissory Notes issued by the Company to Ecewa Capital in the principal amount of $67,500 (the “Ecewa Notes”).  In a settlement agreement dated January 22, 2009, Mr. Dang agreed to settle all amounts owed to him for the Health Insurance Payable for $5,000, and Sagoso agreed to settle all amounts owed to it under the Sagoso Note and the Ecewa Notes for $38,994.18.  Payment of the settlement amounts is due prior to December 31, 2009, or upon closing of a corporate transaction, whichever shall first occur.  If the Company fails to pay the settlement amounts, Mr. Dang and Sagoso will have the option to rescind the settlement agreement.

On or about May 14, 2008, Hang Dang loaned $5,000 to the Company and the Company issued a 10% Senior Promissory Note representing the loan (the “Note”) which was due and payable upon a change of control of the
Company.  In a settlement agreement dated January 22, 2009, Ms. Dang agreed to settle all amounts owed to her for the Note for $2,661.82.  Payment of the settlement amount is due prior to December 31, 2009, or upon closing of a corporate transaction, whichever shall first occur.  If the Company fails to pay the settlement amounts, Ms. Dang will have the option to rescind the settlement agreement.

In connection with the change of control, Mr. Knitowski cancelled 106,250 Common Stock purchase options held by him and Mr. Dang cancelled 200,000 Common Stock purchase options held by him.  These options represented all of the options held by these parties.

Upon the change of control, Mr. Dang was appointed as an advisor to the Board to review and make recommendations to the Board on any proposed transaction whereby any third party would assume control of the Company by means of a reverse acquisition transaction.  The Board agreed to furnish to Mr. Dang for review on a confidential basis any such proposed transaction.  Mr. Dang agreed to serve at no cost to the Company as an advisor to the Board until the Company acquires a new business or until the resignation of Mr. Vance as a director, whichever occurs first.

On February 6, 2009, Mr. Vance resigned as President of the Company and Ray A. Smith was appointed as President and Chief Executive Officer and is the Company’s principal executive officer.

Potential Future Changes of Control

Upon the amendment to the Company’s Articles of Incorporation to increase the number of Common Shares from 100,000,000 to 2,000,000,000, management plans to issue a substantial number of the newly available shares to officers, directors, third parties and management pursuant to potential employment or consulting agreements or other arrangements, none of which have been negotiated or approved at this time. The specific number of shares for the proposed issuances has not been finalized, but the percentage ownership of current shareholders would be substantially diluted due to the issuance of additional shares.  The issuance of these shares would result in a change of control of the Company by virtue of voting control.

Management intends to seek for and, if warranted, acquire additional operating companies in industries similar to the one in which the Company is engaged.  These acquisitions may be structured using our unissued common shares which could significantly dilute the percentage ownership of shareholders at the time.  Holders of the Company’s  securities  should not anticipate that the  Company  necessarily  will  furnish  such  shareholders  with any  documentation concerning   the  proposed   acquisitions   prior  to  any  share issuances.   All determinations  (except  for statutory mergers) involving  share  issuances are at the discretion  and business  judgment of the Board of Directors in its exercise of fiduciary responsibility,  but require a determination  by the  Board  that the  shares  are  being  issued  for fair and adequate consideration.

At present, there have been three companies identified by management that are suitable for a merger or acquisition.  Each targeted company has strategic business operations, assets, software, hardware, intellectual property and/or assignable agreements, contracts and alliances that management believes would provide the Company access to new revenue streams or expanded control of underlying banking, processing or card issuing foundations.  While companies have been identified, and preliminary discussions have commenced, management has not entered into negations with any of these entities.

It is possible that the Company may acquire other compatible business opportunities through the issuance of shares of its Common Stock.  Although the terms of any such transaction cannot be predicted, consummation of these transactions could result in substantial additional dilution in the equity of those who were stockholders of the Company prior to such issuance.  There is no assurance that any future issuance of shares will be approved at a price or value equal to or greater than the price which a prior stockholder has paid or at a price greater than the then current market price. Typically, unregistered shares are issued at less than market price due to their illiquidity and restricted nature as a result of, among other things, the extended holding period and sales limitations to which such shares are subject.

EXECUTIVE COMPENSATION

Executive Compensation

During 2008 Bryan Kenyon served as our principal executive officer until October 2008, at which time Alan Knitowski assumed the position until January 2009.  The following table sets forth the compensation of the named executive officer for each of the two fiscal years ended December 31, 2008 and 2007:

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Bryan W. Kenyon,	2008	$14,968	0	0		0		$51,205	(1)	$66,173
CFO/COO	2007	$120,000	0	88,312	(2)	181,750	(2)	$8,898	(1)	$898,960
Alan S. Knitowski,	2008	$0	0	0		0		$72,000	(5)	$72,000
Chairman	2007	$0	0	0		24,000	(3)	$60,000	(4)	$84,000

(1)
Mr. Kenyon’s other annual compensation consisted of amounts paid to him as an independent contractor in 2008 after his employment was terminated.  It also consisted of a $307 per pay period adjustment for healthcare in 2007 of $342 per pay period.

(2)
On May 26, 2007, our Compensation Committee granted 100,000 shares and 200,000 stock purchase options to Mr. Kenyon pursuant to the new employment agreement entered into by and between Mr. Kenyon and the Company.  The grant and options vest at a rate of 1/16th per quarter for four years and the options are exercisable at $1.00 per share. The value of the shares and options was determined in accordance with FAS 123R.

(3)
The grants and options vest at a rate of 1/4th of the total options granted at the end of each three-month period, which initial period shall commence on the day of the grant, and immediately in the event of a Corporate Transaction, as defined in the Plan. The value of the shares and options was determined in accordance with FAS 123R.

(4)
We paid $5,000 per month to Ecewa Capital Group LLC, a company of which Mr. Knitowski is the managing director, pursuant to an agreement whereby Ecewa provides to us general business and corporate strategy consulting services.

Equity Awards

The following table sets forth certain information concerning unexercised options for the named parties that were outstanding as of December 31, 2008, all of which had expired or were cancelled as of August 27, 2009:

Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Bryan W. Kenyon	750,000	0	(1)	May 27, 2014	0	0
	37,500	0	$1.00	December 30, 2015	0	0
	200,000	0	$1.01	June 7, 2017	125,000	$7,500
Alan S. Knitowski	31,250	0	$0.25	May 27, 2014	0	0
	25,000	0	$0.75	May 27, 2015	0	0
	25,000	0	$1.00	May 27, 2016	0	0
	25,000	0	$1.03	May 29, 2017	0	0
(1) The exercise prices of these options are as follows:  $0.25 first 1/4 of options granted; $0.45 second 1/4 of options granted; $0.65 for third 1/4 options granted; and $0.85 final 1/4 of options granted.

A description of our 2004 Stock Option/Stock Issuance Plan is set forth below under the heading “AMENDMENT TO THE 2004 STOCK OPTION/STOCK ISSUANCE PLAN.”

Director Compensation

The following table sets forth certain information concerning the compensation of our directors, excluding Messrs Kenyon and Knitowski, whose total compensation is set forth in the Summary Compensation Table above, for the last fiscal year ended December 31, 2008:

Name	All other compensation ($)		Total ($)
Luan Dang (2)	14,951	(1)	14,951
Randolph Cherkas (2)	0		0
Robert Lang(2)	0		0
(1)	This amount represents reimbursement incurred by Mr. Dang for medical and dental insurance premiums for him and his family.

(2)	Mr. Dang resigned as a director on January 16, 2009, Mr. Cherkas resigned as a director on October 2, 2008, and Mr. Lang resigned as a director on January 16, 2008.

Standard Arrangements for Outside Directors.  Directors are permitted to receive fixed fees and other compensation for their services as directors, as determined by our board of directors.  The board has adopted a policy to compensate non-employee directors.  Each such director receives options for each year of service.  At the commencement of each year of service as a non-employee director, the person receives options to purchase 25,000 shares.  The options are exercisable at market value on the date of grant based upon the average closing bid price for the ten trading days immediately preceding appointment or the anniversary date.  The board also grants annual options to purchase 10,000 shares for these directors to serve on a committee of the board, and 5,000 shares to chair the committee.  These options vest as to 25% of the options per quarter, starting on the date of grant.  They expire five years from the date of grant.

AMENDMENT TO THE ARTICLES OF INCORPORATIONTO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES

The Board of Directors and the shareholders owning or voting a majority of the Common Stock have approved the increase in the number of common shares authorized from 100,000,000 to 2,000,000,000 by means of an amendment to Article III of our Articles of Incorporation.

Management believes the increase in the number of authorized shares would afford us the flexibility of issuing a higher percentage of equity than debt in connection with a potential transaction.  Potential transactions could involve, among other things, issuing shares of the Company’s Common Stock in order to finance and fund a merger or acquisition, to collateralize or underwrite a credit facility, and/or to raise additional capital to accelerate our prepaid card and financial services programs.  At the present time, and while the Company is involved in discussions regarding one or more potential acquisitions, we have not entered into any definitive agreements regarding either an acquisition or a financing and there are no assurances that the Company will do so in the near future.  In parallel, the increase in authorized shares will allow the Company, through the use of convertible instruments, to be better positioned to reduce and mitigate liabilities, accrued and otherwise, and to offset major planned or unplanned expenditures through the issuance of such securities.  In addition, the issuance of additional shares may expand what management considers a limited public float of the Company’s Common Stock.  Such a small or limited float strains the Company since any attraction to the underlying stock becomes volatile because of supply and demand imbalances. The Company also intends to issue shares to management and third party service providers for historical, current and future services.  The Board of Directors and its advisor, Luan Dang, believe that the increase in authorized shares, and accordingly the proposed amendment, is in the best interests of our Company and its stockholders.

The purpose of the increase in the authorized number of shares of Common Stock is to provide the Company’s management with the ability to issue shares for future acquisition, financing and compensatory and operational possibilities, and not to construct, enable or trigger any anti-takeover defense or mechanism on behalf of the Company.  While it is possible that management could use the additional shares to resist a third-party transaction providing an above-market premium that is favored by a single or group of independent stockholders, the Company has no intent or plan to employ the additional unissued authorized shares as an anti-takeover device.  Nevertheless, as a consequence of the increase in authorized Common Stock, it may make it more difficult for, prevent or deter a third party from acquiring control of the Company or changing its board of directors and management, as well as inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. The Company currently has no such provisions in any of its governing documents.

The text of the amended Article III of the Articles of Incorporation is as follows:

The corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares this corporation is authorized to issue is two billion twenty million (2,020,000,000).  The number of shares of Common Stock authorized is two billion (2,000,000,000) shares, par value $.001 per share.  The number of shares of Preferred Stock authorized is twenty million (20,000,000) shares, par value $.001.
A.	Common Stock

1.
Voting Rights.  Except as otherwise expressly provided by law or in this Article IV, each outstanding share  of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the shareholders of the corporation.

2.
Liquidation Rights.  Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of the Common Stock then outstanding shall be entitled to receive all of the assets and funds of the corporation remaining and available for distribution.  Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

3.
Dividends.  Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board of Directors, out of funds legally available therefore, provided, however, that no dividends shall be made with respect to the Common Stock until any preferential dividends required to be paid or set apart for any shares of Preferred Stock have been paid or set apart.

4.
Residual Rights.  All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein, or on the bylaws of the corporation, or in any amendment hereto or thereto, shall be vested in Common Stock.

B.           Preferred Stock.  Authority is hereby vested in the Board of Directors to prescribe the classes, series and the number of each class or series of Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of Preferred Stock.

Effectiveness of the Amendment

The amendment will become effective upon the filing of the certificate of amendment with the Secretary of State of the State of Nevada.  The Board intends to file the certificate of amendment 20 days following the mailing of this information statement to our shareholders.

No Appraisal Rights

Under Nevada law, our shareholders are not entitled to appraisal rights with respect to the amendment.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of an amendment of the articles of incorporation under Nevada General Corporation Law.  Management has obtained this approval through the written consent of shareholders owning and a proxy holder holding a majority of the voting control of our Company.  Thus, a meeting to approve the amendment to our Articles of Incorporation is unnecessary, and management decided to forego the expense of holding a meeting to approve this matter.

AMENDMENT TO THE
2004 STOCK OPTION/STOCK ISSUANCE PLAN

On May 11, 2004, our Board of Directors adopted the 2004 Stock Option/Stock Issuance Plan (the “Plan”).  Our shareholders approved the Plan effective June 14, 2004.  The purpose of the Plan is to provide eligible persons an opportunity to acquire a proprietary interest in our Company and as an incentive to remain in the service of the Company.  The Plan was updated on June 7, 2007, to increase the number of shares of Common Stock authorized in the Plan from 5,000,000 to 10,000,000.  Awards under the Plan consist of both non-qualified options and options intended to qualify as “Incentive Stock Options” under Section 422 of the Internal Revenue Code granted under the option grant program of the Plan and stock grants made under the stock issuance plan provisions of the Plan.  A copy of the Plan as amended is attached as an appendix to this Information Statement.

The board and shareholders owning or holding proxies to vote a majority of the outstanding common shares have authorized an amendment to our Plan to increase the number of shares of Common Stock available for issuance under the Plan from 10,000,000 shares to 2,000,000,000 shares.  The complete text of the amendment is set forth at the end of this section of the information statement.

As of September 11, 2009, there were no options outstanding under the Plan and no options to purchase shares had been exercised as of that date.  Also as of that date 844,000 shares had been issued under the Plan.  Management believes that our ability to continue providing non-cash compensation and incentives in the form of stock options and grants is crucial to our ability to attract, retain and motivate talented employees, consultants and non-employee directors and that increases in the number of shares available under the Plan commensurate with the increase in the number of authorized shares of Common Stock is advisable.

The following discussion sets forth the material terms and conditions of the Plan:

Administration

The Plan is administered by our Board of Directors which acts as the plan administrator.  However, at the discretion of the Board, it may establish a committee of members of the Board to which committee the Board may delegate administration of the Plan.  Members of the Board are elected by the shareholders at the annual meeting of shareholders for a term of one year.  Our bylaws provide that annual meetings are to be scheduled by the Board of Directors.  Non-employee members of the Board and the Advisory Board, and non-employee members of the Board of Directors of our subsidiaries, are eligible to participate in the Plan.

The Board of Directors will select the employees, directors and consultants who will be granted options or issued stock under the Plan and, subject to the provisions of the Plan, will determine the terms and conditions and number of shares subject to each option or stock issuance. The Board will also make any other determinations necessary or advisable for the administration of the Plan and its determinations will be final and conclusive.

Shares Subject to the Plan

The Plan authorizes the issuance of shares or the granting of either incentive stock options or non-incentive stock options to purchase in the aggregate up to 10,000,000 shares of our Common Stock.  The shares available for issuance will be increased or decreased according to any reclassification, recapitalization, stock split, stock dividend or other such subdivision or combination of our Common Stock.  Shares of our Common Stock subject to unexercised options that expire or are terminated prior to the end of the period during which options may be granted under the Plan will be restored to the number of shares available for issuance under the Plan.

Eligibility

The persons eligible to participate in the Plan are as follows:  employees of our Company and any of its subsidiaries; non-employee members of our Board or non-employee members of the board of directors of any of our subsidiaries; and consultants and other independent advisors who provide services to us or any of our subsidiaries.  Options may be granted, or shares issued, to consultants or advisors who are natural persons and who provide bona fide services to us or one of our subsidiaries, provided that the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for our securities.

The Plan administrator has full authority to determine which eligible persons are to be granted options and to fix the terms of the options granted not inconsistent with the provisions of the Plan.  The Plan administrator also has full authority to determine which eligible persons are to be issued shares pursuant to the Plan and the terms upon which those shares are to be issued not inconsistent with the provisions of the Plan.  In general, there is no limitation regarding the amount of securities that an eligible optionee or participant may receive or purchase.

The amount of securities to which our executive officers, directors, or others may received under this Plan is not determinable.  During the year ended December 31 2008, no options were granted, or shares issued, under the Plan to any current executive officer, any director, or employee.

Issuance of Stock and Exercise Price of Options

The Plan administrator will determine the number of shares to be issued under the stock issuance program and the purchase price thereof, and the number of shares that the optionee may purchase upon exercise of the option and the price at which the shares may be purchased.  The aggregate fair market value as of the respective date or dates of the grant of any one or more options to any employee under the Plan, or any other option plan of our Company or its subsidiaries, which may for the first time become exercisable as an incentive stock option during any one calendar year cannot exceed the sum of $100,000.  To the extent that an employee holds two or more of such options which become exercisable for the first time in the same calendar year, the $100,000 limitation on the right to exercise of those options as incentive stock options will be applied on the basis of the order in which the options were granted.  Those options which are included in any amounts in excess of the $100,000 limitation will be deemed to be nonstatutory options and exercisable as nonstatutory options.

Irrespective of whether a participant’s shares are vested or are held in escrow, a participant to whom shares under the stock issuance plan have been issued will have the right to vote those shares and to receive any regular cash dividends paid on those shares.

Term

The Plan will continue in effect until all of the stock available for grants or issuance have been acquired through exercise of options or grants of shares, or until May 1, 2014, whichever is earlier.  The Plan may also be terminated in the event of certain corporate transactions such as a merger or consolidation or the sale, transfer or other disposition of all or substantially all of our assets.  The Plan may be terminated earlier or modified by the Board provided that no rights of optionees or participants may be altered unless with the consent of the persons holding options or shares of Common Stock pursuant to the Plan who are affected.

All options available to be granted, and stock to be issued, under the Plan must be granted or issued by May 1, 2014.  The Plan administrator will determine the actual term of the options but no option will be exercisable after the expiration of 10 years from the date granted.  No incentive stock option granted to an employee who owns more than 10% of the combined voting power of all the outstanding classes of stock in the Company may be exercised after five years from the date of grant.  All options and unvested stock issuances outstanding at May 1, 2014, under the Plan shall continue to have full force and effect in accordance with the provisions of the documents evidencing such options or issuances.

The options granted pursuant to the Plan are not transferable except by will or the laws of descent and distribution.  Shares granted under the stock issuance program are not transferable until the shares are vested.

Material Terms of Stock Options

Stock option awards under the Plan consist of nonstatutory stock options (NSOs) and incentive stock options (ISOs).  ISOs may be granted only to our employees or the employees of one of our subsidiaries.

The purchase price under each option is established by the Plan administrator, but in no event will it be less than 100% of the fair market value of our Common Stock for ISOs and 85% for NSOs.  The price applicable to any option holder who holds more than 10 percent of our outstanding Common Stock, or the stock of any of our subsidiaries, will be 110% percent of fair market value.  The aggregate exercise price, plus applicable taxes, are due and payable in cash or check on the date of the exercise of an option.  However, the Plan administrator may permit payment of the total amount due by a full-recourse, interest-bearing promissory note secured by the shares; shares of our Common Stock valued at fair market value on the date of exercise of the option; or through a special sale and remittance procedure through a designated brokerage firm.

The Plan administrator will fix the terms of each option, but no option can be granted for a term in excess of 10 years.  The term of such an option will not be longer than five years in the case of any option holder who holds, on the date of the grant of an ISO, more than 10% of the outstanding Common Stock of our Company or any of its subsidiaries. Upon termination of services for us or one of our subsidiaries, the option holder will have a limited time in which to exercise vested options.  The Plan administrator will not impose a vesting schedule upon any options granted which provides for exercise of an option for less than 20 percent of the shares subject to the option and with an initial installment for vesting which is fixed for a longer period than one year from the date of grant of the option.

During the lifetime of the person to whom an option has been granted, only that person has the right to exercise the option and that person cannot assign or transfer any right to the option.  Upon the death of the person to whom an option has been granted, the option may be exercised only by those persons who inherit from the holder of the option by will or under the applicable laws of descent and distribution.

A person to whom an option has been granted will not have any rights as a shareholder until the option has been exercised, the full exercise price and withholding taxes payable have been paid respecting the shares issuable upon exercise of the option, and the person exercising the option has become a shareholder of record.

The Plan administrator has the authority, with the consent of the option holder affected, to cancel outstanding options and to grant in substitution therefore new options covering the same or a different number of shares at an exercise price per share based upon the fair market value per share of such stock on the date of the grant of a new option.

If an employee is terminated for cause, the unvested options granted to him will terminate immediately upon his employment termination date.  Upon termination of employment with or service to our Company or any of its subsidiaries of an optionee, except termination for misconduct, the following provisions will apply:

•
After termination of employment or service of an optionee for any reason other than disability, death or termination for misconduct, the optionee will have a period of three months following the date of termination of employment or service of the optionee within which to exercise all options which have vested as of the date of such termination.

•
Upon termination of service by reason of total disability, the optionee will have a period of 12 months following the date of termination within which to exercise all options which have vested as of the date of such termination.

•
If the employment or service of an optionee terminates by reason of the death of that optionee the personal representative of the estate of the deceased optionee or the person or persons to whom an option passes by will or the laws of descent and distribution will have a period of 12 months within which to exercise all options which have vested at the date of the death of the optionee.

•	Under no circumstance of termination of employment or service will any options be exercisable after the specified term of the option has expired.

•
The Plan administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to extend the period of time for which the option is to remain exercisable following optionee’s cessation of service or death from the limited period otherwise in effect for that option to such greater period of time as the Plan administrator shall deem appropriate, but in no event beyond the expiration of the option term; and/or permit the option to be exercised, during the applicable post-service exercise period, not only with respect to the number of vested shares for which such option is exercisable at the time of the optionee’s cessation of service but also with respect to one or more additional installments in which the optionee would have vested under the option had the optionee continued in service.

Material Terms of Stock Grants

At the discretion of the Plan administrator, shares may be granted at such cost as determined by the Plan administrator, or for no monetary compensation.

Stock issued under the stock issuance Plan may vest immediately or upon terms established by the Plan administrator.

Irrespective of whether a participant’s shares are vested or are held in escrow, a participant to whom shares under the stock issuance Plan have been issued will have the right to vote those shares and to receive any regular cash dividends paid on those shares.

If employment with or service to us terminates for whatever cause at a time when the participant holds unvested shares issued under the stock issuance plan, those shares will be immediately surrendered to us and cancelled.  In the event the participant paid for the shares surrendered in cash or cash equivalent, the amount of that consideration will be repaid.  In the event that the participant furnished a promissory note in payment of shares surrendered, the remaining balance of that note attributable to the surrendered shares will be cancelled.  In the sole discretion of the Plan administrator, the surrender and cancellation of any unvested shares issued under the stock issuance plan may be waived at anytime by the Plan administrator subject to such terms and conditions or on no terms and conditions as the Plan administrator may determine.

Federal Income Tax Consequences of the Programs

The following is a general discussion of the federal income tax consequences of the issuance and exercise of the options to the recipient and to our Company.  Because the application and effect of federal taxation depends for specific results on the precise circumstance of the individual option holder and individual participant in the Plan, persons are directed to seek the advice of their legal and tax professionals for specific appropriate guidance in respecting options and shares acquired under the Plan.  Moreover, because state and local laws respecting income taxes are variable, persons are further directed to seek the advice of such professionals regarding the effect of these laws.

The Option Grant Program

Incentive Stock Options.  Generally, neither the grant of an ISO nor the exercise of that option and acquisition of shares of common stock causes the recognition by the optionee of federal income taxes except as a particular optionee may be liable for such taxation under the alternative minimum tax provisions of the Internal Revenue Code discussed below.  No withholding of federal taxes is required upon the exercise of an ISO or disposition of the shares of common stock acquired by exercise of that option.  In order to qualify for the federal income tax benefits afforded by ISO’s, an optionee must hold shares of common stock acquired by exercise of an ISO for a period of two years from the date of the grant of the option and for a period of one year after the date of exercise of the option before the optionee disposes of those shares.  An earlier disposition of those shares, generally, will be a disqualifying disposition.  On a qualifying disposition of shares of common stock acquired by exercise of an ISO, any gain or loss will be recognized by the optionee as a capital gain or loss.  This means that the rate of taxation on gain, if any, generally, will be lower than the rate of taxation applicable to ordinary income on the amount of the gain.  Gain, if any, will be the amount received on disposition by the optionee of the shares of common stock acquired by exercise of an ISO in excess of the amount paid for those shares of common stock.

Not all dispositions of shares of common stock, though held for less than the specified holding periods of two and one years will be disqualifying dispositions.  Examples are transfer by will or under the laws of descent and distribution; certain exchanges of stock for stock provided for in the Internal Revenue Code; transfer to pledges, but not sales by the pledges; transfer by a spouse to a spouse incident to a divorce decree; and certain transfers to joint ownership by the optionee and another person.  Upon a disqualifying disposition where the optionee realizes a gain, that portion of the gain by which the fair market value of the shares of common stock on the date of exercise of the ISO exceeds the exercise price for those shares on the date of exercise of the option, will be taxed at ordinary income rates.  The remainder of the gain, if any, will be taxed at, generally, more favorable capital gain rates.  However, a particular optionee may be liable to the alternative minimum tax provisions of the Internal Revenue Code.

The excess, if any, of the fair market value of shares of common stock on the date of exercise of an ISO over the exercise price paid for those shares on the date of such an exercise, will be subject to an adjustment dictated by alternative minimum tax requirements depending upon the overall personal income of a particular optionee.  When the alternative minimum tax provisions apply, and there is a disposition of the relevant shares of common stock and, further, depending upon whether the disposition is a qualifying or a disqualifying disposition of the relevant shares a portion of any gain may be taxed as ordinary income and a portion of such gain may be taxed as capital gain.  In some cases, the capital gain rates, in these circumstances, are higher than normal capital gain rates but more favorable than ordinary income tax rates.

Internal Revenue Code Section 83(b) does not permit acceleration of ordinary income to the time of the exercise of an unbelted ISO under regular federal income tax regulations.  This section does permit such acceleration where the alternative minimum tax provisions apply.

Nonstatutory Stock Options.  Generally, the exercise of an NSO results in ordinary income taxable to the optionee at rates applicable to that optionee in an amount equal to the difference in the price paid for shares of common stock on exercise of the option and the fair market value of those shares on the date of exercise of the NSO.  Upon the exercise of an NSO, the optionee must pay withholding taxes, social security taxes and Medicare taxes applicable to ordinary income taxable upon exercise of the NSO.  In certain circumstances, where shares of common stock are acquired upon exercise of an NSO because the optionee cannot transfer those shares and the optionee is subject to a forfeiture applicable to those shares as, for example, where the optionee is an officer or director of the issuer or the holder of more than 10% of the outstanding shares of common stock of the issuer, and is therefore, subject to forfeiture under Rule 16(b) of the Exchange Act or where the shares purchased are unvested option shares, ordinary income otherwise taxable to the optionee is deferred until the relevant shares of common stock are either transferable or not subject to forfeiture.  Notwithstanding that taxation of ordinary income is normally deferred in the circumstances described above, an optionee may elect to recognize ordinary income taxable at the time of exercise of an NSO as permitted under Section 83(b) of the Internal Revenue Code.

Furthermore, Internal Revenue Code Section 162(m) limits the amount that the Company may deduct for compensation paid to our chief executive officer and to each of our key executives and highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met.  Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation.  In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the set option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000.  Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility. The Board of Directors and management cannot predict how the deductibility limit may impact the Company’s compensation program in future years.  While the Company has not adopted a formal policy regarding tax deductibility of compensation paid to our chief executive officer and our other  highly compensated officers, the Company expects to consider tax deductibility under Section 162(m) of the Internal Revenue Code as a factor in compensation decisions, when and as it becomes relevant.

The Stock Issuance Plan

Any shares of Common Stock issued to a participant as a bonus or as an incentive to accept employment with the issuer or any of its subsidiaries will be subject to federal taxation as ordinary income in the amount of the fair market value of those shares on the date of issuance.  In circumstances when a participant purchases shares of Common Stock under our stock issuance plan at a price less then the fair market price of those shares on the date of issuance thereof, the participant will have taxable ordinary income in the amount of the difference between the price paid for the relevant shares and the fair market value thereof on the date of issuance of the shares.  In either case, the participant will have to pay applicable withholding taxes, social security taxes and Medicare taxes.

Amendment to the Plan

The Board of Directors has complete and exclusive power and authority to amend or modify the Plan.  However, no amendment or modification can adversely affect the rights and obligations with respect to options or unvested stock issuances which are outstanding under the Plan unless the optionee or the participant consents to the amendment or modification.  Also, the Board of Directors cannot amend the Plan, without shareholder approval, in a manner which would:

•	cause options which are intended to qualify as incentive options to fail to qualify;
•	increase the number of shares issuable over the term of the Plan;
•	cause the Plan to fail to meet the requirements of Rule 16b-3; or
•	violate applicable law.

Options may be granted, and shares may be issued, under the Plan which are in each instance in excess of the number of shares then available for issuance, so long as any excess shares actually issued would be held in escrow until shareholder approval is obtained to amend the Plan to increase the number shares available for issuance.  If shareholder approval were not obtained within twelve months after the date the first excess of issuances are made, then any unexercised options granted on the basis of this excess shares would terminate and cease to be outstanding and we would promptly refund to the optionees and the participants the exercise or purchase price paid for any excess shares issued under the Plan and held in escrow, together with interest for the period the shares were held in escrow, and the shares would thereupon be automatically canceled and cease to be outstanding.

Equity Compensation Plan Information

The following table sets forth as of the most recent fiscal year ended December 31, 2008, certain information with respect to compensation plans (including individual compensation arrangements) under which our Common Stock is authorized for issuance:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) and (b)) (c)
Equity compensation plans approved by security holders	1,979,500	$0.98	7,176,500(1)
Equity compensation plans not approved by security holders	1,250,250	$0.83	-0-
Total	3,229,750		7,176,500(1)
(1)
Pursuant to the amendment to the Plan, the number of securities remaining available for future issuance would increase to 249,116,000 shares.  This number includes 844,000 shares granted under the Plan and which remain outstanding and also represents the lapse of all outstanding options subsequent to the year ended December 31, 2008.

Recommendation of the Board of Directors

Our sole director, and our advisor to the Board, concluded that the proposal to increase the number of shares under our stock option/stock issuance Plan was advisable and fair to and in the best interests of the Company and our stockholders.

Text of Plan Amendment

Paragraph 1 of Section 1(E) of the Stock Option/Stock Issuance Plan will be amended to read as follows (changed language is bracketed and struck through):

The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock.  The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 250,000,000 shares.

Effectiveness of the Approval of the Plan by the Shareholders

The approval of the amendment to the Plan by the shareholders will become effective twenty days following the mailing of this information statement to our shareholders.

No Appraisal Rights

Under Nevada law, our shareholders are not entitled to appraisal rights with respect to the approval of the Plan.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of the Plan.  Management has obtained this approval through the written consent of shareholders owning and a proxy holder holding a majority of the voting control of our Company.  Thus, a meeting to approve the Plan is unnecessary, and management decided to forego the expense of holding a meeting to approve this matter.

FORWARD LOOKING STATEMENTS

The statements contained in this information statement that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information.  Forward-looking statements include the information concerning our search for acquisition targets, possible or assumed future operations, business strategies, need for financing, competitive position, potential growth opportunities, ability to retain and recruit personnel, the effects of competition and the effects of future legislation or regulations.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believes,” “intends,” “may,” “will,” “should,” “anticipates,” “expects,” “could,” “plans,” or comparable terminology or by discussions of strategy or trends.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve risks and uncertainties that could significantly affect expected results, and actual future results could differ materially from those described in such forward-looking statements.

Among the factors that could cause actual future results to differ materially are the risks and uncertainties discussed in this information statement.  While it is not possible to identify all factors, we continue to face many risks and uncertainties including, but not limited to, changes in regulation of former shell companies; the general economic downturn; a downturn in the securities markets; our ability to raised needed operating funds and continue as a going concern; our ability to raise funds or generate sufficient revenue to satisfy creditors generated from prior operations; and other risks and uncertainties.  Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those expected.  We disclaim any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

There may also be other risks and uncertainties that we are unable to identify and/or predict at this time or that we do not now expect to have a material adverse impact on our business.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Only one copy of this Information Statement is being delivered to shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. Upon the written or oral request of a shareholder, we will deliver promptly a separate copy of the Information Statement to shareholders at a shared address to which a single copy was delivered. Shareholders desiring to receive a separate copy in the future may contact us by mail at 1656 Reunion Avenue, Suite 250, South Jordan, UT 84095 or by telephone (801) 446-8802. Shareholders who share an address but are receiving multiple copies of the Information Statement may contact us by mail at the same address or by telephone at the same number to request that a single copy be delivered.